Exhibit (c)(4)

Presentation to the Conflicts Committee of Sprague Resources GP LLC Discussion Materials March 25, 2022 / Confidential Jefferies LLC Member SIPC

Jefferies LLC March 2022 / Disclaimer The following pages contain materials provided to the Conflicts Committee of the Board of Directors (the “Committee”) of Sprague Resources GP LLC , the general partner of Sprague Resources, LP (“SRLP”), by Jefferies LLC (“Jefferies”) in connection with a potential transaction involving SRLP and Hartree Partners, LP (“Hartree”). These materials were prepared on a confidential basis in connection with an oral presentation to the Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Committee and may not be used for any other purpose or disclosed to any party without Jefferies’ prior written consent. The information contained in this presentation is based solely on publicly available information or information furnished to Jefferies by SRLP management. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. These materials are necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. These materials are not and should not be construed as a fairness opinion. i

Jefferies LLC March 2022 / Table of Contents Executive Summary 1 Initial Perspectives on the Proposed Transaction 4 SRLP Growth Project Summary 8 Preliminary Financial Analysis 15 Appendix Valuation Support 22 Weighted Average Cost of Capital Analysis 29 ii

Jefferies LLC March 2022 / Executive Summary 1

Executive Summary

Key Points

- On January 11, 2022, Sprague Resources LP ("Sprague") (NYSE: SRLP) announced the receipt of an unsolicited non-binding proposal from Hartree Partners, LP ("Hartree") pursuant to which Hartree would acquire all of the outstanding common units of Sprague (the "Common Units") that Hartree and its affiliates do not already own in exchange for $16.50 in cash per Common Unit
  - Hartree and its affiliates hold ~74.5% of the outstanding Common Units of Sprague
  - The proposed consideration represented a premium of 8.0% to the closing price of the Common Units on January 11, 2022
- Proposed consideration of $16.50 per Common Unit implies an aggregate common unit equity purchase price of ~$110 MM
- Hartree noted in their letter that there is no interest in selling any of their Common Units or in pursuing other strategic alternatives for Sprague

Proposed Transaction Structure

Proposed Offer Economics	
SRLP Common Units Outstanding (MM)	26.2
Less: Common Units Held by Hartree	(19.5)
Publicly Held SRLP Common Units (MM)	**6.7**
Offer Price per SRLP Common Unit	$16.50
Common Unit Equity Purchase Price ($ MM)	**$110.3**



Hartree
Sprague HP Holdings, LLC
~74.5% LP Interest and IDRs
Sprague Resources GP LLC
0% GP Interest
Sprague
NYSE: SRLP
$110.3 MM in Cash ($16.50 per Common Unit)
6.7 MM SRLP Common Units
Public Unitholders
Management and Board
~24.1% LP Interest
~1.4% LP Interest

Jefferies LLC / March 2022 2

Jefferies

Jefferies LLC March 2022 / Summary of Process To-Date Date Action January 11, 2022 ◼ Sprague received the formal letter outlining Hartree’s proposal to purchase the publicly held common units of SRLP for $16.50 per Common Unit in cash January 11 – 22, 2022 ◼ Hartree’s proposal was delegated to the SRLP Conflicts Committee (the “Committee”) and the Committee engaged legal (Lathan & Watkins LLP) and financial (Jefferies LLC) advisors (collectively, the “Advisors”) January 31, 2022 ◼ Latham & Watkins and Jefferies submitted initial diligence requests to Sprague February 2, 2022 ◼ The Committee and its Advisors received a high-level business overview from Sprague in advance of a to-be-scheduled formal management presentation February 4, 2022 ◼ The Committee and its Advisors meet telephonically to discuss the process and initial observations on the business overview; the decision was made to hold off on the formal management presentation until Sprague had provided responses to the initial round of diligence requests February 18, 2022 ◼ Virtual Data Room (“VDR”) is opened to the Committee and its Advisors; the Advisors began a comprehensive review of the contents ◼ Sprague provides initial responses to the Advisors’ diligence requests March 3, 2022 ◼ Follow-up meeting between the Conflicts Committee and its Advisors to discuss perspectives on Sprague’s financial projections, recent market performance and preliminary valuation March 15, 2022 ◼ Presentation from Sprague management to the Committee and its Advisors; Sprague management agreed to provide financial projections for a “growth case” that includes all identified potential projects March 17, 2022 ◼ The Committee and its Advisors received the growth case financial forecast Chronology of Key Events Related to the Transaction 3

Jefferies LLC March 2022 / Initial Perspectives on the Proposed Transaction 4

Initial Offer Analysis

($ MM, except per unit values)

Proposed Transaction Overview

Initial Proposal	
Purchase Price per SRLP Common Unit	$16.50
SRLP Common Units Held by Public (MM)	6.7
Common Unit Equity Purchase Price ($ MM)	**$110**

Purchase Price	Metric	Unit Price	Current Offer Price
			$16.50
Implied Premium / (Discount) to SRLP:	Unit Price at Initial Proposal (as of 1/11/22)	$15.28	8.0%
	Closing Unit Price (as of 3/18/22)	16.36	0.9%
	10-Day VWAP (as of 1/11/22)	14.14	16.7%
	20-Day VWAP (as of 1/11/22)	13.59	21.4%
	30-Day VWAP (as of 1/11/22)	13.74	20.1%
	90-Day VWAP (as of 1/11/22)	16.57	(0.4%)
	52-Week High	29.43	(43.9%)
	52-Week Low	12.31	34.0%
	IPO Unit Price (at 10/25/13)	18.00	(8.3%)

Purchase Price	$16.50
Fully Diluted Units Outstanding (MM)	26.2
Implied Total SRLP Equity Value	**$433**
Plus: Total Debt [(1)]	692
Less: Cash & Cash Equivalents	(1)
Implied Total Enterprise Value	**$1,124**

Implied Transaction Statistics	Metric [(2)]	Implied TEV Multiple
Implied Transaction Total Enterprise Value / 2021A EBITDA	$110.7	10.1x
Implied Transaction Total Enterprise Value / 2022E EBITDA	110.2	10.2x

Source: Sprague Management, Public filings, Wall Street research, Capital IQ. Balance sheet data as of 12/31/21 per Draft 10-K.
(1) Total debt includes capital lease obligations and a normalized working capital facility balance.
(2) EBITDA projections per Sprague Management.

Jefferies LLC / March 2022

5

Jefferies

Jefferies LLC March 2022 / SRLP Historical Unit Price (Last Five Years) $- $5 $10 $15 $20 $25 $30 $35 3/17/17 1/15/18 11/16/18 9/16/19 7/17/20 5/17/21 3/18/22 SRLP Offer Price Offer Price Relative to Historical SRLP Unit Prices Unit Price Premium / (Discount) Offer Price $16.50 — Current Price $16.36 0.9% 5-Year High $30.10 (45.2%) 5-Year Low $10.27 60.7% Source: Capital IQ as of 3/18/22. Offer Price: $16.50/unit $16.36 October 25, 2021 SRLP announced a 35% distribution cut for Q3 2021 with a cash distribution of $0.4338/unit, down from Q2 2021’s distribution of $0.6675/unit SRLP’s unit price fell 15.5% June 4, 2020 SRLP announces withdrawal of proposal announced on March 27th March 27, 2020 SRLP announced receipt of proposal to acquire all outstanding common units for $13.00/unit April 20, 2021 Axel Johnson entered into an agreement to sell controlling interest in SRLP to Hartree May 28, 2021 Hartree completes purchase of controlling interest in SRLP for $16.50/unit and $25 MM for the GP interest August 5, 2021 SRLP released guidance that a reduction in the distribution for Q3 2021 should be expected in order to fund capital projects SRLP’s unit price fell 24.1% January 11, 2022 Hartree proposes a take-private offer at $16.50/unit Since Hartree’s proposal, SRLP’s unit price has ranged from $16.36 to $17.72 6

Jefferies LLC March 2022 / Implied Premiums Sensitivity Illustrative Cash Consideration Per Publicly-Held SRLP Common Unit $16.50 $17.50 $18.50 $19.50 $20.50 $21.50 $22.50 $23.50 $24.50 Incremental Cash Consideration from Hartree ($MM) $- $6.7 $13.4 $20.1 $26.7 $33.4 $40.1 $46.8 $53.5 SRLP Unit Price at Initial Offer to the Committee (1) $15.28 Implied Premium / (Discount) to SRLP Unit Price at Offer 8.0% 14.5% 21.1% 27.6% 34.2% 40.7% 47.3% 53.8% 60.3% SRLP Unit Price at Current Price (as of 3/18/22) $16.36 Implied Premium / (Discount) to SRLP Unit Price at Offer 0.9% 7.0% 13.1% 19.2% 25.3% 31.4% 37.5% 43.6% 49.8% Additional SRLP Premiums Analysis 10-Day VWAP (as of 1/11/22) $14.14 16.7% 23.7% 30.8% 37.9% 45.0% 52.0% 59.1% 66.2% 73.2% 20-Day VWAP (as of 1/11/22) $13.59 21.4% 28.8% 36.1% 43.5% 50.8% 58.2% 65.6% 72.9% 80.3% 30-Day VWAP (as of 1/11/22) $13.74 20.1% 27.4% 34.6% 41.9% 49.2% 56.5% 63.8% 71.0% 78.3% 90-Day VWAP (as of 1/11/22) $16.57 (0.4%) 5.6% 11.6% 17.7% 23.7% 29.8% 35.8% 41.8% 47.9% 52-Week High $29.43 (43.9%)(40.5%)(37.1%)(33.7%)(30.3%)(26.9%)(23.5%)(20.1%)(16.7%) 52-Week Low $12.31 34.0% 42.1% 50.2% 58.4% 66.5% 74.6% 82.7% 90.8% 99.0% IPO Unit Price (at 10/25/13) $18.00 (8.3%)(2.8%) 2.8% 8.3% 13.9% 19.4% 25.0% 30.6% 36.1% Analysis at Various Per Unit Offer Prices Source: Capital IQ as of 3/18/22. (1) Reflects SRLP unit price as of 1/11/22; acquisition proposal was announced after market close. Current Offer 7

Jefferies LLC March 2022 / SRLP Growth Project Summary 8

Jefferies LLC March 2022 / Growth Project Summary Key Points ◼ Sprague Management provided discrete projections for each of the actionable growth projects and potential acquisitions that had previously been presented to the SRLP Board ◼ Based on Sprague Management’s guidance, risking was applied to each of the opportunities to account for the probability that certain acquisitions / projects may not materialize ◼ In total, on an un-risked basis, Sprague Management provided projections for growth projects that would require an incremental ~$188 MM of capital and would contribute ~$65 MM of run-rate EBITDA ◼ On a risked, expected value basis, the projections contemplate ~$83 MM of incremental capex and ~$30 MM of run-rate EBITDA Un-Risked Growth Project Economics ($ MM) Risked Growth Project Economics ($ MM) Risking Methodology Project Acquisition 1 Solar Offshore Wind Bio-Refinery Wood Pellets Risking % 50% 50% 50% 25% 25% Source: SRLP Management Projections. $1 $24 $31 $40 $44 $50 $59 $62 $63 $64 $66 $94 $9 $7 $10 $0 $30 $35 $0 $0 $0 $0 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E EBITDA Capex $0 $12 $15 $20 $22 $25 $28 $29 $30 $30 $31 $47 $5 $3 $3 $0 $15 $9 $0 $0 $0 $0 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E EBITDA Capex 9

Jefferies LLC March 2022 / Growth Project Detail: Acquisition 1 50% Probability Key Points ◼ Acquisition 1 is a competitor of Sprague’s in the New York area ◼ Represents a key strategic bolt-on acquisition for Sprague’s Refined Products segment ◼ Sprague Management has been in dialogue with Acquisition 1 for a year on a potential sale to Sprague for ~$90 MM at 4.5x ◼ Currently preparing a quality of earnings report, but initial estimates show $20 MM of earnings with $5 MM in synergy potential Un-risked Growth Case Financial Projections ($ MM) Risked Growth Case Financial Projections ($ MM) Source: SRLP Management Projections. EBITDA Capital Expenditures $- $20.0 $22.5 $25.0 $25.0 $25.0 $25.0 $25.0 $25.0 $25.0 $90.0 $0.4 $0.4 $0.4 $0.4 $0.4 $0.4 $0.4 $0.4 $0.4 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E $- $10.0 $11.3 $12.5 $12.5 $12.5 $12.5 $12.5 $12.5 $12.5 $45.0 $0.2 $0.2 $0.2 $0.2 $0.2 $0.2 $0.2 $0.2 $0.2 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 10

Jefferies LLC March 2022 / Growth Project Detail: Solar 50% Probability Key Points ◼ Sprague aspires to become a leading sales, EPC, and service provider in solar across multiple commercial and industrial segments in the U.S. ◼ Terminal opportunity remains as a short-term goal, while the retail downstream and EPC business is further out ◼ 2022 initiatives include sourcing of solar panels and inverters for next phase of projects, establishment of a solar legal entity, entity development and soft launch of solar tanks and community solar program, and incremental scaling of business as required ◼ At more than a >20 MW capacity, Sprague expects to generate >$3 MM in revenue annually ─ ~$20 MM capital investment Un-risked Growth Case Financial Projections ($ MM) Risked Growth Case Financial Projections ($ MM) Source: SRLP Management Projections. EBITDA Capital Expenditures $0.7 $3.8 $8.1 $11.5 $15.0 $17.0 $19.1 $21.2 $22.2 $23.3 $4.1 $9.0 $6.3 $- $- $- $- $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E $0.4 $1.9 $4.1 $5.8 $7.5 $8.5 $9.5 $10.6 $11.1 $11.6 $2.0 $4.5 $3.2 $- $- $- $- $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 11

Jefferies LLC March 2022 / Growth Project Detail: Offshore Wind 50% Probability Key Points ◼ Sprague has historically handled onshore business in wind, but growth in the wind sector lies primarily in offshore wind ◼ Sprague’s offshore wind project is advancing towards trial of first floating units ─ Currently negotiating a term sheet for first unit construction and launch from Searsport terminal ─ Construction expected to begin in Q2 2023 with completion in 2024 with an option to extend timeline ─ Expected pad rentals profit generation of $2.5 MM over 3 years in addition to the leasehold improvement of about $850K ─ Ability to earn additional revenue by providing loading services of components to barge Un-risked Growth Case Financial Projections ($ MM) Risked Growth Case Financial Projections ($ MM) Source: SRLP Management Projections. EBITDA Capital Expenditures $- $- $- $0.3 $1.0 $5.0 $5.0 $5.4 $5.0 $5.0 $- $- $- $- $- $30.0 $- $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E $- $- $- $0.2 $0.5 $2.5 $2.5 $2.7 $2.5 $2.5 $- $- $- $- $- $15.0 $- $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 12

Jefferies LLC March 2022 / Growth Project Detail: Bio-Refinery 25% Probability Key Points ◼ Sprague is targeting the construction of a wood bio- mass refinery in inland Maine ─ Infrastructure capital requirement of ~$10 MM ─ Currently of the opinion that the market size does not support the build ─ 5-year timeline in best case scenario ◼ New York City had selected Sprague for exclusive negotiations concerning widespread use of renewable diesel by city agencies ─ Discussions protracted due to several issues including pricing, disagreement on volume optionality, and city’s position on tax credits ─ Recent progress on commitment for 5 MM gallons beginning April 1st Un-risked Growth Case Financial Projections ($ MM) Risked Growth Case Financial Projections ($ MM) Source: SRLP Management Projections. EBITDA Capital Expenditures $- $- $- $3.0 $3.1 $3.2 $3.2 $3.3 $3.4 $3.5 $- $- $- $10.0 $- $- $- $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E $- $- $- $0.8 $0.8 $0.8 $0.8 $0.8 $0.8 $0.9 $- $- $- $2.5 $- $- $- $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 13

Jefferies LLC March 2022 / Growth Project Detail: Wood Pellets 25% Probability Key Points ◼ Historically, major pellet manufacturing and export facilities have been built in FL, LA, GA, and VA ◼ Sprague has engaged in conversations with multiple market players from the largest power plant in the UK about using Searsport and Portland for pellet export ◼ Goal is to redeploy papermill biomass resources to pellet production for transport to the port ◼ Sprague spent ~$125K for front end engineering design to build out 2 silos capable of exporting 30,000 ton shipments ─ $35 MM capital spend ─ Targeting a 5-year timeline ◼ Concerns exist on market size capable of supporting build at this moment in time Un-risked Growth Case Financial Projections ($ MM) Risked Growth Case Financial Projections ($ MM) Source: SRLP Management Projections. EBITDA Capital Expenditures $- $- $- $- $- $- $7.0 $7.2 $7.4 $7.5 $- $- $- $- $- $- $35.0 $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E $- $- $- $- $- $- $1.8 $1.8 $1.8 $1.9 $- $- $- $- $- $- $8.8 $- $- $- 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 14

Jefferies LLC March 2022 / Preliminary Financial Analysis 15

Jefferies LLC March 2022 / Financial Model Assumptions Summary Key Points ◼ Sprague provided Jefferies with financial projections reflecting Management’s “Base Case” view of the business ◼ Sprague also provided project-level financial projections for five growth opportunities, including a potential Refined Products acquisition and projects in solar, offshore wind, bio-refinery and wood pellets projects ◼ In an effort to capture the uncertainty of these opportunities, the Company risked EBITDA and capital expenditure projections for each upside opportunity ◼ Volumes and Adjusted Gross Margin: ─ Model contemplates various annual growth / (decline) rates across business segments and commodities / products ◼ EBITDA and Distributable Cash Flow: ─ Operating expenses similarly modeled with annual growth rates across expense categories attributable to each segment ◼ Management expects to generate $1.5 MM in cost reductions in 2023 ($750k in Terminals, $750k in G&A) ─ Maintenance capex of $14 MM in 2022E is reduced to $10.1 MM in 2023E and held flat thereafter ◼ Distribution Policy and Coverage: ─ Distributions held flat at $1.74/unit throughout the projection period ─ Total coverage of ~1.4x throughout the projection period ◼ Growth Capital Expenditures / Acquisitions & Divestitures: ─ Growth capex of $4.2 MM in 2022E increases to $5 MM in 2023E and is held flat thereafter; all growth capex is allocated to US Terminals and IT ─ No acquisitions assumed ─ Model contemplates the divestiture of the Stamford terminal for $15.5 MM in 2023 Base Case ◼ Assumes Base Case projections for status quo operations ◼ Assumes 50% risking for the acquisition opportunity ◼ Assumes 50% risking for Solar and Offshore Wind projects ◼ Assumes 75% risking for Bio-Refinery and Wood Pellets Risked Growth Case 16

Jefferies LLC March 2022 / SRLP Standalone Projections SRLP DCF Projections SRLP EBITDA Projections Sprague Resources Financial Summary – Base Case ($ MM, except per unit values) Key Points ◼ SRLP projections as provided by Sprague management on February 18, 2022 (1) Total debt including the average working capital facility balance each year. (1) SRLP Financials 2022E 2023E 2024E 2025E 2026E EBITDA 110.2 $ 111.8 $ 111.6 $ 112.0 $ 112.7 $ Less: Cash Interest Expense (27.6) (29.3) (29.2) (28.8) (28.6) Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.6) (13.3) (13.4) (13.5) (13.6) Less: Loss (Gain) on Sale of Fixed Assets - - - - 0.0 Plus: Equity Based Compensation Expense 2.3 2.3 1.8 1.8 1.5 Plus: Other Non-Cash Adjustments - - - - 0.0 Distributable Cash Flow 63.0 $ 66.0 $ 65.3 $ 66.0 $ 66.5 $ LP Distributable Cash Flow 63.0 66.0 65.3 66.0 66.5 GP Distributable Cash Flow - - - - - Coverage Ratio 1.4x 1.4x 1.4x 1.4x 1.4x Distributed Cash Flow 45.5 $ 45.8 $ 46.0 $ 46.2 $ 46.4 $ Distribution to LP 45.5 45.8 46.0 46.2 46.4 Distribution to GP - - - - - Common Units Outstanding (MM) 26.2 26.4 26.5 26.6 26.8 LP DCF / Unit 2.40 $ 2.50 $ 2.46 $ 2.48 $ 2.48 $ LP Distribution / Unit 1.74 $ 1.74 $ 1.74 $ 1.74 $ 1.74 $ Total Capex 20.8 $ 18.3 $ 18.4 $ 18.5 $ 18.6 $ Total Debt 396.1 $ 365.8 $ 351.8 $ 337.4 $ 322.7 $ Total Debt (incl. Normalized W/C Facility Balance) 682.1 $ 655.9 $ 644.9 $ 633.4 $ 621.8 $ Total Debt / EBITDA 3.6x 3.3x 3.2x 3.0x 2.9x Total Debt (incl. Normalized W/C Facility Balance) / EBITDA 6.2x 5.9x 5.8x 5.7x 5.5x $110.2 $111.8 $111.6 $112.0 $112.7 2022E 2023E 2024E 2025E 2026E $63.0 $66.0 $65.3 $66.0 $66.5 2022E 2023E 2024E 2025E 2026E 17

Jefferies LLC March 2022 / SRLP DCF Projections SRLP EBITDA Projections SRLP Financial Projections Sprague Resources Financial Summary – Risked Growth Case ($ MM, except per unit values) Key Points ◼ Projections reflect Base Case as provided by Sprague Management with the inclusion of the risked growth opportunities (1) Total debt including the average working capital facility balance each year. (1) SRLP Financials 2022E 2023E 2024E 2025E 2026E EBITDA 110.5 $ 123.7 $ 126.9 $ 131.9 $ 134.8 $ Less: Cash Interest Expense (27.6) (31.3) (31.1) (30.2) (29.1) Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.7) (15.1) (15.6) (16.3) (16.7) Less: Loss (Gain) on Sale of Fixed Assets - - - - 0.0 Plus: Equity Based Compensation Expense 2.3 2.3 1.8 1.8 1.5 Plus: Other Non-Cash Adjustments - - - - 0.0 Distributable Cash Flow 63.3 $ 74.1 $ 76.6 $ 81.8 $ 85.0 $ LP Distributable Cash Flow 63. 3 74. 1 76. 6 81. 8 85. 0 GP Distributable Cash Flow - - - - - Coverage Ratio 1.4x 1.6x 1.7x 1.8x 1.8x Distributed Cash Flow 45.5 $ 45.8 $ 46.0 $ 46.2 $ 46.4 $ Distribution to LP 45.5 45.8 46.0 46.2 46.4 Distribution to GP - - - - - Common Units Outstanding (MM) 26.2 26.4 26.5 26.6 26.8 LP DCF / Unit 2.41 $ 2.81 $ 2.89 $ 3.07 $ 3.17 $ LP Distribution / Unit 1.74 $ 1.74 $ 1.74 $ 1.74 $ 1.74 $ Total Capex 67.9 $ 24.4 $ 23.6 $ 23.6 $ 21.5 $ Total Debt 442.9 $ 408.7 $ 386.5 $ 358.5 $ 325.2 $ Total Debt (incl. Normalized W/C Facility Balance) 728.8 $ 698.8 $ 679.5 $ 654.5 $ 624.2 $ Total Debt / EBITDA 4.0x 3.3x 3.0x 2.7x 2.4x Total Debt (incl. Normalized W/C Facility Balance) / EBITDA 6.6x 5.6x 5.4x 5.0x 4.6x $110.5 $123.7 $126.9 $131.9 $134.8 2022E 2023E 2024E 2025E 2026E $63.3 $74.1 $76.6 $81.8 $85.0 2022E 2023E 2024E 2025E 2026E 18

Jefferies LLC March 2022 / Base Case Financial Projections Summary Summary Comparison of Sprague Management’s Base Case and Risked Growth Case Key Points ◼ Base Case reflects Management’s views on the Company’s status quo operations ◼ Risked Growth Case contemplates the financial impact of the growth opportunities layered into the Company’s status quo projections with the application of the Company’s risking methodology to the growth opportunities Adj. EBITDA ($ MM) Distributable Cash Flow ($ MM) Total Capital Expenditures ($ MM) Distributions Paid ($ MM) and Total Coverage (x) Source: SRLP Management Projections. Risked Growth Case 1.4x 1.4x 1.4x 1.4x 1.4x 1.4x 1.8x 1.8x 1.7x 1.6x $110 $112 $112 $112 $113 $111 $124 $127 $132 $135 2022E 2023E 2024E 2025E 2026E $63 $66 $65 $66 $66 $63 $74 $77 $82 $85 2022E 2023E 2024E 2025E 2026E $21 $18 $18 $19 $19 $68 $24 $24 $24 $21 2022E 2023E 2024E 2025E 2026E $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 2022E 2023E 2024E 2025E 2026E 19

Jefferies LLC March 2022 / $13.85 $20.39 $15.34 $18.45 $14.14 $15.80 $15.66 $16.54 $16.36 $29.46 $22.95 $25.52 $20.53 $22.12 $21.96 $22.98 $- $10.00 $20.00 $30.00 $40.00 Take-Private Precedent Transactions Risked Growth Case Base Case Risked Growth Case Base Case Risked Growth Case Base Case Midpoint of 2022E Guidance Hartree Offer: $16.50 Preliminary Valuation Range – Sprague Resources LP Methodology Implied SRLP Unit Price ($/Unit) Assumptions Discounted Cash Flow Analysis Based on precedent premiums paid (25% / 75% quartiles) to: 1-day, 10-day and 30-day prior unit pricing (1) Premiums Paid Analysis is solely for informational purposes and not valuation methodology used by Jefferies. Discount rate range of 7.5% – 8.5%, terminal exit multiples of 9.5x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Selected Public Companies Analysis Based on 2022E EV/EBITDA of 10.0x – 11.5x TEV / 2022E EBITDA Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Discount rate range of 7.5% – 8.5%, terminal exit multiples of 9.5x – 11.5x Premiums Paid Analysis (1) TEV / 2023E EBITDA 20

Jefferies LLC March 2022 / Appendix 21

Jefferies LLC March 2022 / Valuation Support 22

Jefferies LLC March 2022 / Share / Unit Price Total '22E-'24E Price on vs. LTM Equity Market Enterprise EV / EBITDA Distribution Yield EBITDA Company 3/18/22 High Low Value Value(1) 2022E 2023E Current 2022E CAGR Sunoco LP 41.21 $ 87.8% 133.7% 4,125 $ 8,414 $ 10.4x 9.9x 8.0% 8.0% 3.1% Global Partners LP 26.68 95.3% 137.2% 907 2 ,654 10.4x 10.1x 8.8% 8.8% N/A Suburban Propane Partners, L.P. 1 5.13 92.3% 109.4% 953 2 ,252 8.2x 8.0x 8.6% 9.1% 1.0% CrossAmerica Partners LP 1 9.68 84.7% 114.0% 746 1 ,543 9.7x 9.2x 10.7% 10.9% N/A Blueknight Energy Partners, L.P. 3 .36 78.9% 112.0% 141 490 9.9x NA 5.1% 4.8% N/A Average 9.7x 9.3x 8.2% 8.3% 2.0% Median 9.9x 9.6x 8.6% 8.8% 2.0% Sprague Resources LP 16.36 $ 55.6% 132.9% 429 $ 1,120 $ 10.2x 10.0x 10.6% 10.6% 0.6% Selected Comparables Analysis ($ MM, except per unit amounts) Source: Public filings, Capital IQ, Wall Street research and SRLP Management. (1) Includes common units, other classes of LP units and implied equity value of GP. (2) Total debt includes the acquisition facility, capital leases, and the normalized working capital facility balance over the last the last two years. EBITDA estimates reflect Base Case projections provided by Sprague Management. (2) Adjusted Valuation Multiple Implied TEV (Less) Implied Equity Value Implied Value Per Unit TEV / Adj. EBITDA EBITDA Low - High Low - High Net Debt Low - High Low - High Midpoint of 2022E Guidance $113 10.0x - 11.5x $1,125 - $1,294 ($691) $434 - $603 $16.54 - $22.98 2022E Base Case 110 10.0x - 11.5x 1,102 - 1,267 (691) 411 - 576 15.66 - 21.96 2022E Risked Growth Case 111 10.0x - 11.5x 1,105 - 1,271 (691) 414 - 580 15.80 - 22.12 2023E Base Case 112 9.5x - 11.0x 1,062 - 1,230 (691) 371 - 539 14.14 - 20.53 2023E Risked Growth Case 124 9.5x - 11.0x 1,175 - 1,361 (691) 484 - 670 18.45 - 25.52 23

Jefferies LLC March 2022 / Discount Rate 7.5% 8.0% 8.5% Terminal EBITDA Multiple 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 2026E EBITDA 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ Terminal Value 1,071.0 $ 1,183.7 $ 1,296.5 $ 1,071.0 $ 1,183.7 $ 1,296.5 $ 1,071.0 $ 1,183.7 $ 1,296.5 $ PV of Terminal Value 747.1 $ 825.8 $ 904.4 $ 730.0 $ 806.9 $ 883.7 $ 713.3 $ 788.4 $ 863.5 $ PV of Free Cash Flow 388.6 388.6 388.6 384.3 384.3 384.3 380.1 380.1 380.1 Implied Enterprise Value 1,135.7 $ 1,214.4 $ 1,293.0 $ 1,114.3 $ 1,191.2 $ 1,268.0 $ 1,093.5 $ 1,168.6 $ 1,243.6 $ Implied Equity Value 444.7 523.4 602.0 423.3 500.2 577.0 402.5 477.6 552.6 Implied Per Unit Value 16.95 $ 19.95 $ 22.95 $ 16.14 $ 19.06 $ 21.99 $ 15.34 $ 18.20 $ 21.07 $ Discounted Cash Flow Analysis – Base Case ($ MM, except per unit amounts) Source: SRLP Management Projections. (1) Total debt includes the acquisition facility, capital leases, and the normalized working capital facility balance over the last the last two years. (1) For the Years Ending December 31, Terminal 2022E 2023E 2024E 2025E 2026E Value Adjusted EBITDA 110.2 $ 111.8 $ 111.6 $ 112.0 $ 112.7 $ Terminal EBITDA 112.7 $ Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.6) (13.3) (13.4) (13.5) (13.6) Less: Growth Capital Expenditures (4.2) (5.0) (5.0) (5.0) (5.0) Terminal Exit Multiple 10.5x Free Cash Flow 89.4 $ 93.4 $ 93.1 $ 93.5 $ 94.1 $ Terminal Value 1,183.7 $ Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 5.000 7.5% Discount Rate PV of Free Cash Flow 86.2 $ 83.9 $ 77.8 $ 72.6 $ 68.1 $ PV of Terminal Value 825.8 $ Implied Enterprise Value 1,214.4 $ 8.5% Discount Rate PV of Free Cash Flow 85.8 $ 82.7 $ 76.0 $ 70.3 $ 65.3 $ PV of Terminal Value 788.4 $ Implied Enterprise Value 1,168.6 $ Discount Rate Range 7.5% - 8.5% Sum of PV of Interim FCF $388.6 - $380.1 PV of Terminal Value 825.8 - 788.4 Implied Enterprise Value $1,214.4 - $1,168.6 Implied Enterprise Value $1,214.4 $1,168.6 Less: Total Debt (691.7) - (691.7) Less: Preferred Equity 0.0 - 0.0 Plus: Cash & Cash Equivalents 0.7 - 0.7 Implied Equity Value $523.4 - $477.6 Divided by: Fully Diluted Units Outstanding 26.2 - 26.2 Implied Unit Value $19.95 - $18.20 24

Jefferies LLC March 2022 / Discounted Cash Flow Analysis – Risked Growth Case ($ MM, except per unit amounts) Source: SRLP Management Projections. (1) Total debt includes the acquisition facility, capital leases, and the normalized working capital facility balance over the last the last two years. (1) For the Years Ending December 31, Terminal 2022E 2023E 2024E 2025E 2026E Value Adjusted EBITDA 110.5 $ 123.7 $ 126.9 $ 131.9 $ 134.8 $ Terminal EBITDA 134.8 $ Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.7) (15.1) (15.6) (16.3) (16.7) Less: Growth Capital Expenditures (51.2) (9.3) (8.0) (7.3) (4.8) Terminal Exit Multiple 10.5x Free Cash Flow 42.6 $ 99.3 $ 103.3 $ 108.3 $ 113.3 $ Terminal Value 1,415.1 $ Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 5.000 7.5% Discount Rate PV of Free Cash Flow 41.1 $ 89.1 $ 86.3 $ 84.2 $ 81.9 $ PV of Terminal Value 987.2 $ Implied Enterprise Value 1,369.8 $ 8.5% Discount Rate PV of Free Cash Flow 40.9 $ 87.9 $ 84.3 $ 81.5 $ 78.6 $ PV of Terminal Value 942.5 $ Implied Enterprise Value 1,315.7 $ Discount Rate Range 7.5% - 8.5% Sum of PV of Interim FCF $382.6 - $373.2 PV of Terminal Value 987.2 - 942.5 Implied Enterprise Value $1,369.8 - $1,315.7 Implied Enterprise Value $1,369.8 $1,315.7 Less: Total Debt (691.7) - (691.7) Less: Preferred Equity 0.0 - 0.0 Plus: Cash & Cash Equivalents 0.7 - 0.7 Implied Equity Value $678.8 - $624.7 Divided by: Fully Diluted Units Outstanding 26.2 - 26.2 Implied Unit Value $25.87 - $23.81 Discount Rate 7.5% 8.0% 8.5% Terminal EBITDA Multiple 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 2026E EBITDA 134.8 $ 134.8 $ 134.8 $ 134.8 $ 134.8 $ 134.8 $ 134.8 $ 134.8 $ 134.8 $ Terminal Value 1,280.3 $ 1,415.1 $ 1,549.8 $ 1,280.3 $ 1,415.1 $ 1,549.8 $ 1,280.3 $ 1,415.1 $ 1,549.8 $ PV of Terminal Value 893.2 $ 987.2 $ 1,081.2 $ 872.7 $ 964.5 $ 1,056.4 $ 852.7 $ 942.5 $ 1,032.3 $ PV of Free Cash Flow 382.6 382.6 382.6 377.8 377.8 377.8 373.2 373.2 373.2 Implied Enterprise Value 1,275.8 $ 1,369.8 $ 1,463.8 $ 1,250.5 $ 1,342.4 $ 1,434.2 $ 1,225.9 $ 1,315.7 $ 1,405.4 $ Implied Equity Value 584.8 678.8 772.8 559.5 651.4 743.2 534.9 624.7 714.4 Implied Per Unit Value 22.29 $ 25.87 $ 29.46 $ 21.33 $ 24.83 $ 28.33 $ 20.39 $ 23.81 $ 27.23 $ 25

Selected Take-Private Precedent Transactions – Premiums Paid Analysis

					Price				% Premium		
Announcement Date	Acquirer	Target	Transaction Type	Consideration	Offer	One-Day Prior Spot	10-Trading Day Prior Average	20-Trading Day Prior Average	One-Day Prior Spot	10-Trading Day Prior Average	20-Trading Day Prior Average
10/27/21	Phillips 66	Phillips 66 Partners	Affiliate	Stock	$41.11	$39.21	$39.52	$38.53	4.8%	4.0%	6.7%
8/5/21	BP	BP Midstream Partners	Affiliate	Stock	13.01	13.01	13.79	13.93	-%	(5.6%)	(6.6%)
2/5/21	Chevron	Noble Midstream Partners	Affiliate	Stock	12.47	12.47	12.00	12.30	-%	3.9%	1.4%
10/5/20	TC Energy Corp	TC Pipeline LP	Affiliate	Stock	27.31	25.90	26.42	27.45	5.4%	3.4%	(0.5%)
8/27/19	Blackstone Infrastructure Partners	Tallgrass Energy, LP	Affiliate	Cash	22.45	14.35	15.45	16.54	56.4%	45.3%	35.7%
5/8/19	MPLX LP	Andeavor Logistics LP	Affiliate	Stock	36.54	33.85	33.76	33.96	7.9%	8.2%	7.6%
3/18/19	ArcLight Capital	American Midstream Partners, LP	Affiliate	Cash	5.25	6.35	5.99	6.02	(17.3%)	(12.3%)	(12.8%)
11/26/18	ArcLight Capital	TransMontaigne Partners LP	Affiliate	Cash	41.00	36.40	37.08	37.55	12.6%	10.6%	9.2%
11/8/18	Western Gas Equity Partners	Western Gas Partners	Affiliate	Stock	50.33	46.77	41.10	N/A	7.6%	22.5%	N/A
10/22/18	EnLink Midstream	EnLink Midstream Partners	Affiliate	Cash	18.46	18.26	18.31	N/A	1.1%	0.8%	N/A
10/18/18	Valero Energy Corporation	Valero Energy Partners LP	Affiliate	Cash	42.25	39.85	39.53	38.76	6.0%	6.9%	9.0%
10/9/18	Antero Midstream GP LP	Antero Midstream Partners	Affiliate	Stock	31.41	29.48	29.29	N/A	6.5%	7.2%	N/A
9/18/18	Enbridge Inc	Enbridge Energy Partners	Affiliate	Stock	11.48	11.25	11.42	N/A	2.1%	0.6%	N/A
8/24/18	Enbridge Inc	Spectra Energy Partners	Affiliate	Stock	40.00	37.85	37.50	N/A	5.7%	6.7%	N/A
8/1/18	Energy Transfer Equity	Energy Transfer Partners	Affiliate	Stock	23.59	21.21	20.83	N/A	11.2%	13.3%	N/A
6/19/18	Cheniere Energy, Inc.	Cheniere Partners Holdings	Affiliate	Stock	30.93	30.28	30.02	N/A	2.2%	3.0%	N/A
5/17/18	Williams	Williams Partners	Affiliate	Stock	40.89	38.42	37.48	N/A	6.4%	9.1%	N/A
4/26/18	EQT Midstream Partners	Rice Midstream Partners	Affiliate	Stock	20.66	18.82	18.44	N/A	9.8%	12.1%	N/A
3/27/18	Tallgrass Energy GP	Tallgrass Energy Partners	Affiliate	Stock	35.42	35.20	36.93	N/A	0.6%	(4.1%)	N/A
4/4/17	World Point Terminals, Inc.	World Point Terminals LP	Affiliate	Cash	17.30	16.35	16.23	16.41	5.8%	6.6%	5.4%
3/2/17	VTTI, B.V.	VTTI Energy Partners, LP	Affiliate	Cash	19.50	18.40	18.59	18.54	6.0%	4.9%	5.2%
1/27/17	Enbridge Energy Company	Midcoast Energy Partners LP	Affiliate	Cash	8.00	8.75	8.13	7.72	(8.6%)	(1.6%)	3.6%
11/1/16	TransCanada Corporation	Columbia Pipeline Partners	Affiliate	Cash	17.00	16.00	16.17	16.18	6.3%	5.1%	5.1%
Max									**56.4%**	**45.3%**	**35.7%**
75% Quartile									**7.1%**	**8.7%**	**7.6%**
Mean									**6.0%**	**6.5%**	**5.3%**
Median									**5.8%**	**5.1%**	**5.2%**
25% Quartile									**1.6%**	**1.9%**	**1.4%**
Min									**(17.3%)**	**(12.3%)**	**(12.8%)**
1/11/22	**Hartree Partners**	**Sprague Resources Partners**	**Affiliate**	**Cash**	**$16.50**	**$15.28**	**$14.13**	**$13.66**	**8.0%**	**16.8%**	**20.8%**

Source: Capital IQ, Public filings.

Jefferies LLC / March 2022 26

Jefferies

Jefferies LLC March 2022 / % Premium One-Day 10-Trading Day 20-Trading Day Implied Price per Unit Prior Spot Prior Average Prior Average SRLP Unit Prices (as of 01/11/22) $15.28 $14.13 $13.66 High 56.4% 45.3% 35.7% 75% Quartile 7.1% 8.7% 7.6% Mean 6.0% 6.5% 5.3% Median 5.8% 5.1% 5.2% 25% Quartile 1.6% 1.9% 1.4% Low (17.3%) (12.3%) (12.8%) Implied Value per SRLP Unit: High $23.90 $20.52 $18.54 75% Quartile 16.36 15.35 14.69 Mean 16.20 15.05 14.38 Median 16.17 14.85 14.36 25% Quartile 15.52 14.40 13.85 Low 12.63 12.39 11.91 Implied Unit Price Selected Take-Privates – Premiums Paid Analysis (Cont’d) 27

Jefferies LLC March 2022 / Midstream Distribution Coverage 1.09x 1.08x 1.10x 1.20x 1.12x 1.15x 1.19x 1.20x 1.17x 1.21x 1.25x 1.30x 1.37x 1.50x 1.57x 1.75x 1.90x 1.83x 1.82x 1.82x 1.83x 1.84x 1.84x Yield-Based Valuation Methodologies Becoming Less Relevant Current Distribution Yield Source: Wells Fargo Midstream Monthly Outlook: March 2022 and Capital IQ as of 3/18/22. Key Points ◼ MLP sector valuations have shifted to a focus on EV / EBITDA multiples and away from yield-based methodologies as companies have increased distribution coverage levels 2022E EV / EBITDA 10.4x 10.4x 10.2x 9.9x 9.7x 8.2x GLP SUN SRLP BKEP CAPL SPH 8.8% 8.0% 10.6% 5.1% 10.7% 8.6% GLP SUN SRLP BKEP CAPL SPH 28

Jefferies LLC March 2022 / Weighted Average Cost of Capital Analysis 29

Jefferies LLC March 2022 / Unlevered Beta Weighted Average Cost of Capital Weighted Average Cost of Capital Analysis Source: Public filings, Bloomberg and Capital IQ. (1) Represents common equity value. (2) Based on total debt balance. (3) Two-year historical, weekly adjusted beta per Bloomberg as of 2/18/22. (4) Unlevered Beta = Levered Beta / (1+D/(E+P)*(1-t)); reflects 0.0% tax rate for non-tax paying partnerships. (5) Relevered based on selected companies’ average capital structure. (6) 20-year U.S. government bond yield as of 3/18/22 per Bloomberg. (7) Historical long-term equity risk premium per Duff & Phelps Cost of Capital Navigator as of 3/18/22. (8) Ninth decile size premium per Duff & Phelps Cost of Capital Navigator as of 3/18/22. (9) Pre-tax cost of debt based on the weighted average YTW of peers’ outstanding notes as of 3/18/22. Equity Total Debt Preferred Total D / E Total Debt / Levered Unlevered Company Value(1) Value(2) Equity Cap. Ratio Total Cap. Beta(3) Beta(4) Sunoco 4,125 $ 3,249 $ - $ 7,374 $ 78.8% 44.1% 0.75 0 .46 Global Partners 907 1,572 140 2 ,619 173.4% 60.0% 0 .77 0 .27 Suburban Propane Partners 953 1,302 - 2 ,255 136.7% 57.8% 0 .79 0 .34 CrossAmerica Partners 746 805 - 1 ,551 107.9% 51.9% 0 .41 0 .22 Sprague Resources 429 692 - 1 ,121 161.2% 61.7% 0 .26 0 .10 Blueknight Energy Partners 141 99 249 488 70.1% 20.2% 0 .83 0 .24 Mean 121.3% 49.3% 0 .63 0 .27 Cost of Equity Component Weight Pre-Tax After-Tax Contribution Unlevered Beta(4) 0.27 Debt(9) 49.3% 6.1% 6.1% 3.0% Relevered Beta(5) (β) 0.69 Equity 50.7% 9.7% 9.7% 4.9% Risk-Free Rate(6) (Rf) 2.5% Market Risk Premium(7) (Rm) 7.5% WACC 8.0% Equity Size Premium(8) (Re) 2.1% Cost of Common Equity = Rf + β*(Rm)+Re 9.7% ($ MM) 30